Exhibit 99.1

News Release
For Immediate Release

GenCorp Commences Registered Exchange Offer for its7.125%
Second-Priority Senior Secured Notes due 2021

SACRAMENTO, Calif. – October 16, 2013 – GenCorp Inc. (NYSE: GY) (“GenCorp”) announced today that it has commenced an exchange offer for eligible holders to exchange any and all of the company's outstanding 7.125% Second-Priority Senior Secured Notes due 2021 (the “unregistered notes”) that were originally issued on January 28, 2013 in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in an aggregate principal amount of $460 million.  Eligible holders of the unregistered notes may exchange them for an equal principal amount of the company's 7.125% Second-Priority Senior Secured Notes due 2021 which have been registered under the Securities Act (the “registered notes”). The terms of the registered notes are substantially identical to the unregistered notes, except for transfer restrictions and registration rights relating to the unregistered notes.

The exchange offer will expire at 5:00 p.m., New York City time, on November 14, 2013, unless extended in accordance with its terms.  Exchanges of the unregistered notes for registered notes must be made in accordance with the terms of the exchange offer before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.  The completion of the exchange offer, and participation in the exchange offer by eligible holders, are each subject to the terms and conditions set forth in the prospectus and transmittal materials for the exchange offer.

Documents describing the terms of the exchange offer, including the exchange offer prospectus and transmittal materials for making exchanges, can be obtained from the exchange agent addressed as follows:

U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance
Facsimile: (651) 466-7372
Telephone: (800) 934-6802

This press release is for informational purposes only and shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, any securities. The exchange offer is being made only pursuant to a prospectus for the exchange offer dated October 16, 2013, which has been filed with the Securities and Exchange Commission, and the related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

Contact information:
Investors: Brendan King, treasurer  916.351.8618
Media: Glenn Mahone, vice president, communications  202.302.9941